Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated July 29, 2014, in this Registration Statement (Form S-6 No. 333-196514) of Smart Trust, High 20 Dividend Strategy Trust, Series 8.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

July 29, 2014